Exhibit 99.1

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

BY AND AMONG

BOSTON PROPERTIES, INC. AND

THE HOLDERS NAMED HEREIN

DATED: SEPTEMBER 26, 2005

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is entered into as of September 26, 2005 by and among Boston Properties, Inc., a Delaware corporation (the “Company”), and the persons named on Exhibit A hereto (collectively the “Holders” and each individually as a “Holder”).

WHEREAS, in connection with the transactions contemplated by that certain Amended and Restated Limited Liability Company Agreement, dated as of March 8, 2005, by and among Boston Properties Limited Partnership (the “Partnership”) and 9th and E Associates, LLC, a District of Columbia limited liability company (the “Contribution Agreement”), the Company desires to grant certain registration rights to the Holders with respect to the shares of common stock, par value $.01 per share (the “Common Shares”), of the Company that may be received by Holders pursuant to any conversion of the Units into Common Shares, whether by exercise of a redemption right or otherwise;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, in addition to the other terms defined herein, the following capitalized defined terms shall have the following meanings:

“Affiliate” shall mean a Person that directly, or indirectly though one or more intermediaries, controls, is controlled by, or is under common control with a specified Person.

“Affiliate Holder” shall mean a Holder that is an Affiliate of the Company (or that would be an Affiliate of the Company if all Units held by such Holder were exchanged for Common Shares).

“Common Shares” shall mean the common stock, par value $.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Offering” shall have the meaning set forth in Section 9(c) hereof.

“Contribution Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Dispose of” or “Disposition” shall have the meaning set forth in Section 2 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning set forth in Section 3(a) hereof.

“Holder” or “Holders” shall have the meaning set forth in the preamble to this Agreement.

“Indemnitee” shall have the meaning set forth in Section 6 hereof.

“Issuance Registration Expiration Date” shall have the meaning set forth in Section 3(a) hereof.

“Issuance Registration Statement” shall have the meaning set forth in Section 3(a) hereof.

“Lock-up Period” shall have the meaning set forth in Section 2 hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NYSE” shall mean the New York Stock Exchange.

“Offering Blackout Period” shall have the meaning set forth in Section 9(c) hereof.

“Partnership” shall have the meaning set forth in the recitals to this Agreement.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership by and among Boston Properties, Inc. and the Limited Partners named therein, dated as of June 29, 1998, as amended.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust, or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Shares” (a) when used with respect to a non-Affiliate Holder, shall mean all Shares of such Holder, excluding (i) Shares for which a Registration Statement relating to the issuance or sale thereof shall have become effective under the Securities Act and which have been issued or disposed of, as applicable, under such Registration Statement, (ii) Shares sold pursuant to Rule 144 or (iii) Shares eligible for sale pursuant to Rule 144(k) (or any successor provision); (b) when used with respect to an Affiliate Holder, shall mean the Shares of such Affiliate Holder, excluding (i) Shares for which a Registration Statement relating to the sale thereof by such Holder shall have become effective under the Securities Act and which have been disposed of under such Registration Statement, (ii) Shares sold pursuant to Rule 144 or (iii) Shares eligible for sale pursuant to Rule 144(k) (or any successor provision); and (c) when used without reference to a Holder, shall mean the Registrable Shares of all Holders. For clarification, it is understood that once Shares have been issued to a non-Affiliate Holder under an effective

Registration Statement, such Shares are no longer Registrable Shares no matter who holds such Shares, and, accordingly, neither the non-Affiliate Holder nor any subsequent holder (whether or not such holder is an Affiliate of the Company) of such Shares has any further registration rights with respect to such Shares under this Agreement.

“Registration Expenses” shall mean any and all expenses incident to the performance of or compliance with this Agreement, including without limitation: (i) all registration and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange; (iii) fees and expenses with respect to filings required to be made with the NYSE or the NASD; (iv) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters or holders of securities in connection with blue sky qualifications of the securities and determination of their eligibility for investment under the laws of such jurisdictions); (v) printing expenses, messenger, telephone and delivery expenses; and (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent registered public accountants of a comfort letter or comfort letters); provided, however, that Registration Expenses shall not include, and the Company shall not have any obligation to pay, any underwriting fees, discounts, or commissions attributable to the sale of such Registrable Shares, or any legal fees and expenses of counsel to any Holder and any underwriter engaged by any Holder.

“Registration Statement” shall mean any registration statement of the Company which covers the issuance or resale of any of the Registrable Shares under the Securities Act on an appropriate form, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Resale Shelf Registration Expiration Date” shall have the meaning set forth in Section 3(b) hereof.

“Resale Shelf Registration Statement” shall have the meaning set forth in Section 3(b) hereof.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall mean all Common Shares issued or issuable to all Holders upon redemption or in exchange for Units held by such Holders pursuant to the Partnership Agreement and any other Common Shares issued as a dividend with respect to, or in exchange for or in replacement of such Common Shares.

“Suspension Event” shall have the meaning set forth in Section 9(b) hereof.

“Units” shall mean the units of limited partner interests in the Partnership held by the Holders (or any other interests issued on account of those units as a result of a unit split, combination, distribution or other similar recapitalization event applying to all such units).

2. Lock-up Agreement. Each Holder agrees that for one (1) year from the date of original issuance of the Units to such Holder, without the prior written consent of the Company, it will not pledge, sell, contract to sell, grant any options for the sale of, seek the redemption of or otherwise dispose of, directly or indirectly (collectively, “Dispose of” and any related action a “Disposition”), any Units acquired by such Holder pursuant to the Contribution Agreement (the “Lock-up Period”); provided, however, that the foregoing shall not prevent any Holder from (i) negotiating for the sale of Units where neither the obligation to sell nor the obligation to buy becomes binding until the expiration of the Lock-up Period or (ii) delivering a Redemption Notice (as defined in the Partnership’s partnership agreement) in respect of any Units during the last ten business days of the Lock-up Period (i.e. such that the redemption will not take place until the expiration of the Lock-up Period).

3. Registration.

(a) Filing of Issuance Registration Statement. Subject to the provisions of Section 3(b) below, the Company will file with the SEC a Registration Statement on Form S-3 (the “Issuance Registration Statement”) under Rule 415 under the Securities Act, relating to (i) the issuance to the Holders of the Shares in exchange for the Units acquired pursuant to the Contribution Agreement and (ii) the sale by the Holders at the time of such filing of all of their Registrable Shares in accordance with the terms hereof (and, in the event that a Person not named in such filing as a potential selling stockholder becomes a Holder of Units or Registrable Shares and is also an Affiliate Holder, the Company will make such changes to the previous filing hereunder as are necessary to include such Affiliate Holder as a potential selling stockholder with respect to its Registrable Shares under the Issuance Registration Statement), such filing to be made on a date (the “Filing Date”) which is no earlier than two weeks before the expiration of the Lock-up Period and no later than the first day after the date of the expiration of the Lock-up Period; provided, however, that, notwithstanding the foregoing, the Filing Date may be such other date as may be required under applicable provisions of the Securities Act or as may be required by the SEC pursuant to its interpretation of applicable federal securities laws and the rules and regulations promulgated thereunder. The Company shall use its reasonable efforts to cause the Issuance Registration Statement to be declared effective by the SEC for all of the Registrable Shares covered thereby within ninety (90) days thereafter. In the event that the Company is unable to cause such Issuance Registration Statement to be declared effective by the SEC within ninety (90) days following the Filing Date, then the provisions of Section 3(b) shall apply. Notwithstanding the availability of rights under Section 3(b), the Company shall continue to use its reasonable efforts to cause the Issuance Registration Statement to be declared effective by the SEC until such time as the Company shall file and have declared effective a Resale Shelf Registration Statement (as hereinafter defined) in accordance with Section 3(b). The Company agrees to use its reasonable efforts to keep the Issuance Registration Statement continuously effective until the date on which (i) all Holders have tendered their Units for redemption and the redemption price therefor (whether paid in cash or in Common Shares) has been delivered to the Holders and (ii) the Affiliate Holders (A) no longer hold any Registrable Shares or (B) may sell all of the Registrable Shares held by such Affiliate Holders pursuant to Rule 144(k) (or any successor provision) (the “Issuance Registration Expiration Date”).

(b) Registration Statement Covering Resale of Common Shares. In the event that, for any reason, the Company determines that it is unable or undesirable to cause an Issuance Registration Statement to be declared effective by the SEC within ninety (90) days following the Filing Date or (except as otherwise permitted by Section 9) is unable or it is impracticable to keep such Issuance Registration Statement continuously effective until the Issuance Registration Expiration Date, the Company shall file with the SEC a Registration Statement on Form S-3 (a “Resale Shelf Registration Statement”) under Rule 415 under the Securities Act relating to the resale by the Holders of their Registrable Shares. The Company shall use its reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as soon as practicable thereafter. The Company agrees to use its reasonable efforts to keep the Resale Shelf Registration Statement, after its date of effectiveness, continuously effective until the date (the “Resale Shelf Registration Expiration Date”) which is the earliest of (a) the date on which all Registrable Shares have been disposed of by the Holders or (b) the date on which all Registrable Shares are eligible for sale pursuant to Rule 144(k) (or any successor provision). After the Company has filed the Resale Shelf Registration Statement, any obligation of the Company to file an Issuance Registration Statement pursuant to Section 3(a) above with respect to the Registrable Shares registered by the Resale Shelf Registration Statement shall be suspended for as long as the Resale Shelf Registration Statement remains effective.

(c) Notification and Distribution of Materials. The Company shall notify the Holder of the effectiveness of any Registration Statement applicable to the Shares and shall furnish to the Holders such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Shares in the manner described in the Registration Statement.

(d) Amendments and Supplements. The Company shall prepare and file with the SEC from time to time such amendments and supplements to the Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Shares until the earlier of (a) such time as all of the Registrable Shares have been issued or disposed of in accordance with the intended methods of disposition by the Holders or issuance by the Company as set forth in the Registration Statement or (b) the date on which the Registration Statement is no longer required to be effective under the terms of this Agreement. Upon twenty (20) business days’ notice, the Company shall file any supplement or post-effective amendment to the Registration Statement with respect to the plan of distribution or a Holder’s ownership interests in his, her or its Registrable Shares that is reasonably necessary to permit the sale of such Holder’s Registrable Shares pursuant to the Registration Statement. The Company shall file any necessary listing applications or amendments to the existing applications to cause the Shares registered under any Registration Statement to be then listed or quoted on the NYSE or such other primary exchange or quotation system on which the Common Shares are then listed or quoted.

(e) Notice of Certain Events. The Company shall promptly notify each Holder of, and confirm in writing, the filing of the Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Registration Statement and the effectiveness of any post-effective amendment.

At any time when a Prospectus relating to the Registration Statement is required to be delivered under the Securities Act by a Holder to a transferee, the Company shall immediately notify the Holders of the happening of any event as a result of which the Company believes the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall promptly prepare and furnish to the Holders a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Shares sold under the Prospectus, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall, if necessary, promptly amend the Registration Statement of which such Prospectus is a part to reflect such amendment or supplement.

4. State Securities Laws. Subject to the conditions set forth in this Agreement, the Company shall, in connection with the filing of any Registration Statement hereunder, file such documents as may be necessary to register or qualify the Registrable Shares under the securities or “Blue Sky” laws of such states as the Holders may reasonably request, and the Company shall use its reasonable efforts to cause such filings to become effective in a timely manner; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state. Once effective, the Company shall use its reasonable efforts to keep such filings effective until the earlier of (a) such time as all of the Registrable Shares have been disposed of in accordance with the intended methods of disposition by the Holders as set forth in the applicable Registration Statement, (b) in the case of a particular state, the applicable Holders have notified the Company that they no longer require an effective filing in such state in accordance with their original request for filing or (c) the date on which the applicable Registration Statement ceases to be effective.

5. Expenses. The Company shall bear all Registration Expenses incurred in connection with the registration of the Registrable Shares pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement. The Holders shall bear all underwriting fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Holders, or any legal fees and expenses of counsel to the Holders and any underwriter engaged by Holders and all other expenses incurred in connection with the performance by the Holders of their obligations under the terms of this Agreement.

6. Indemnification by the Company. The Company agrees to indemnify the Holders and, if a Holder is a person other than an individual, such Holder’s officers, directors, managers, members, employees, agents, representatives and Affiliates, and each person or entity, if any, that controls a Holder within the meaning of the Securities Act, and each other person or entity, if any, subject to liability because of his, her or its connection with a Holder (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company under the terms of this Agreement or in connection with any Registration Statement or Prospectus, or upon any untrue or alleged untrue statement of material fact contained in any Registration Statement or any Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee or any person who participates as an underwriter in the offering or sale of Registrable Shares or any other person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or in any such Prospectus in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company for use in connection with such Registration Statement or the Prospectus contained therein by such Indemnitee or (ii) any Holder’s failure to send or give a copy of the final, amended or supplemented prospectus furnished to the Holders by the Company at or prior to the time such action is required by the Securities Act to the person claiming an untrue statement or alleged untrue statement or omission or alleged omission if such statement or omission was corrected in such final amended or supplemented Prospectus.

7. Covenants of Holders. Each of the Holders hereby agrees (a) to cooperate with the Company and to furnish to the Company all such information concerning its plan of distribution and ownership interests with respect to its Registrable Shares in connection with the preparation of a Registration Statement with respect to such Holder’s Registrable Shares and any filings with any state securities commissions as the Company may reasonably request, (b) to deliver or cause delivery of the Prospectus contained in such Registration Statement (other than an Issuance Registration Statement) to any purchaser of the shares covered by such Registration Statement from such Holder and (c) to indemnify the Company, its officers, directors, employees, agents, representatives and Affiliates, and each person, if any, who controls the Company within the meaning of the Securities Act, and each other person or entity, if any, subject to liability because of his, her or its connection with the Company, against any and all losses, claims, damages, actions, liabilities, costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in either such Registration Statement or the Prospectus contained therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if and to the extent that such statement or omission occurs from reliance upon and in conformity with written information regarding such Holder, his, her or its plan of distribution or his, her or its ownership interests, which was furnished to the Company by such Holder for use therein unless such statement or omission was corrected in writing to the Company not less than three (3) business days prior to the date of the final Prospectus (as supplemented or amended, as the case may be) or (ii) the failure by such Holder to deliver or cause to be delivered the Prospectus contained in such Registration Statement (as amended or supplemented, if applicable) furnished by the Company to the Holder to any purchaser of the shares covered by such Registration Statement from the Holder through no fault of the Company.

8. Indemnification Procedures.

Any person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made hereunder, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof (alone or jointly with any other indemnifying party similarly notified), to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) business days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party shall have reasonably concluded, based on the advice of counsel, that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded, based on the opinion of counsel, that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party (which shall not be unreasonably withheld), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or (to the knowledge of the indemnifying party) threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

9. Suspension of Registration Requirement; Restriction on Sales.

(a) The Company shall promptly notify each Holder of, and confirm in writing, the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement with respect to such Holder’s Registrable Shares or the initiation of any proceedings for that purpose. The Company shall use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement at the earliest possible moment.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation under this Agreement to file, amend or supplement a Registration Statement, or to cause a Registration Statement, or any filings with any state securities commission, to become or remain effective shall be suspended, for one or more periods, in the event of pending negotiations relating to, or consummation of, a transaction or the occurrence of an event that (i) would require additional disclosure of material information by the Company in the Registration Statement or such filing, as to which the Company has a bona fide business purpose for preserving confidentiality, or (ii) render the Company unable to comply with SEC requirements, or (iii) would otherwise make it impractical or unadvisable to cause the Registration Statement or such filings to be filed, amended or supplemented or to become effective (any such circumstances being hereinafter referred to as a “Suspension Event”). The Company shall notify the Holders of the existence of any Suspension Event by promptly delivering to each Holder a certificate signed by an executive officer of the Company stating that a Suspension Event has occurred and is continuing.

(c) Each Holder of Registrable Shares agrees, if requested by the Company in the case of a Company-initiated non-underwritten offering registered under the Securities Act or if requested by the managing underwriter or underwriters in a Company-initiated underwritten offering (each, a “Company Offering”), not to effect any Disposition of any of the Shares during the period (the “Offering Blackout Period”) beginning upon receipt by such Holder of written notice from the Company, but in any event no earlier than the fifteenth (15th) day preceding the anticipated date of pricing of such Company Offering, and ending seventy-five (75) days after the closing date of such Company Offering.

(d) Each Holder agrees that, following the effectiveness of any Registration Statement relating to Registrable Shares of such Holder, such Holder will not effect any Dispositions of any of the Shares pursuant to such Registration Statement or any filings with any state Securities Commission at any time after such Holder has received notice from the Company to suspend Dispositions as a result of the occurrence or existence of any Suspension Event or so that the Company may correct or update the Registration Statement or such filing. During such period, the Company will not be obligated to effect redemptions of Common Units under an Issuance Registration Statement, if one is then effective. The Holders may recommence effecting Dispositions of the Shares pursuant to the Registration Statement or such filings, and all other obligations which are suspended as a result of a Suspension Event shall no longer be so suspended, following further notice to such effect from the Company, which notice shall be given by the Company promptly after the conclusion of any such Suspension Event.

10. Additional Shares. The Company, at its option, may register, under any Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued, treasury or other Common Shares of or owned by the Company and any of its Subsidiaries or any Common Shares or other securities of the Company owned by any other security holder or security holders of the Company.

11. Contribution. If the indemnification provided for in Sections 6 and 7 is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the obligation of any indemnifying party to contribute under this Section 11 exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Sections 6 or 7 hereof had been available under the circumstances.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

Notwithstanding the provisions of this Section 11, no Holder shall be required to contribute any amount in excess of the amount by which the gross proceeds from the sale of Shares exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

12. No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to the Holders to register the Registrable Shares under the Securities Act. The Holders acknowledge and agree that (1) the Company’s obligations under this Agreement to register the Registrable Shares shall only apply to the extent that the Company issues Common Shares in satisfaction of the Holders’ election to redeem Units pursuant to Section 8.6 of the Partnership Agreement and (2) the Company shall have no such obligations if it satisfies such redemption right by paying such Holders’ cash.

13. Amendments and Waivers. The provisions of this Agreement may not be amended, modified, or supplemented or waived without the prior written consent of the Company and Holders holding in excess of two-thirds of the aggregate of the outstanding Registrable Shares and Units that are redeemable for Registrable Shares (which, for the purpose of this Section 13, are to be counted as if all such Units were redeemed in exchange for Common Shares).

14. Notices. Except as set forth below, all notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given when and if delivered personally or sent by telex or telecopier (with respect to notice by telex or telecopier, on a business day between the hours of 8:00 a.m. and 5:00 p.m., New York time), five business days after being sent if mailed by registered or certified mail (return receipt requested), postage prepaid, or upon receipt if sent by courier or overnight delivery service to the respective parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof), and further provided that in case of directions to amend the Registration Statement pursuant to Section 3(e) or Section 7, the Holder must confirm such notice in writing by overnight express delivery with confirmation of receipt:

If to the Company:	Boston Properties, Inc.
111 Huntington Avenue
Suite 300
Boston, MA 02199-7610
Attn: General Counsel
Telecopy: (617) 536-4562

with a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109-2881
Attn: Ettore A. Santucci, P.C.
Telecopy: (617) 523-1231

If to the Holders:	At their respective address set forth on Exhibit A.

15. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by a Holder and any attempted assignment hereof by a Holder will be void and of no effect and shall terminate all obligations of the Company hereunder, and the Holders shall indemnify the Company and the Partnership against any and all losses, claims, damages, actions, liabilities, costs and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals), arising out of or based upon such attempted assignment.

16. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within said State.

18. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

19. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

20. Additional Representations. Each Holder of Units agrees that upon surrender of any such Units for redemption or exchange as provided in the Partnership Agreement and this Agreement, such Holder shall make such investment and other representations in connection with (and as a condition to) the issuance of Common Stock in exchange for such Units as the Company or the Partnership may reasonably request.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BOSTON PROPERTIES, INC.,
a Delaware corporation

By:	/s/ Douglas T. Linde
Name:	Douglas T. Linde
Title:	Executive Vice President, Chief Financial Officer

HOLDERS:

JAKE FAMILY, LLC

By:	/s/ Jan A.K. Evans
Name:	Jan A.K. Evans
Title:	Manager

/s/ Charles B. King, Jr.
CHARLES B. KING, JR.

/s/ Charles B. King, III
CHARLES B. KING, III

/s/ Jennifer L. King
JENNIFER L. KING

/s/ Irwin P. Edlavitch
IRWIN P. EDLAVITCH

Registration Rights and Lock-Up Agreement

Exhibit A

Name, Address and Taxpayer I.D. of Additional Limited Partners

Name:	JAKE Family, LLC

Name, Address and Taxpayer I.D. of Additional Limited Partners

Name:	Irwin P. Edlavitch

Name, Address and Taxpayer I.D. of Additional Limited Partners

Name:	Jennifer L. King

Name, Address and Taxpayer I.D. of Additional Limited Partners

Name:	Charles B. King, III

Name, Address and Taxpayer I.D. of Additional Limited Partners

Name:	Charles B. King, Jr.